Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE December 26, 2006	CONTACT:	Thomas A. Young, Jr. Paul M. Harbolick, Jr. (703) 814-7200
Alliance Bankshares Closes Insurance Acquisition
Battlefield Insurance Joins Alliance Platform
CHANTILLY, VA – Alliance Bankshares Corporation (NASDAQ – ABVA) reported that its insurance subsidiary, Alliance Insurance Agency, Inc acquired certain assets and liabilities of Battlefield Insurance Agency, Inc and Northern Virginia Insurance Agency, Inc both of Manassas, Virginia. The operation will be managed under the trade name, Alliance/Battlefield Insurance Agency, Inc.
Thomas P. Danaher, President of Alliance Insurance Agency, Inc, said, “We are excited about the insurance prospects for Alliance/ Battlefield in 2007. Ozzie Skewes, the previous owner of Battlefield joins the organization as a Senior Vice President and is charged with managing the insurance operations in the Prince William County area of Northern Virginia. He brings tremendous talent to the organization along with a talented property and casualty insurance team.”
The acquisition closed on terms similar to those announced in September 2006. The transaction will have a nominal impact on 2006 operating results but will be accretive to earnings in 2007.
“As we enter 2007, the insurance platform will continue to play an important and expanding role in our financial services offerings. The combination of Alliance Insurance and Battlefield will allow our clients to enjoy expanded product offerings and deeper customer service.” said Thomas A. Young, Jr., President and CEO of Alliance Bankshares.
Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the bank’s management to create, implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability and financial and other goals. These statements are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the Company’s most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission
More information on Alliance Bankshares Corporation can be found online at www.alliancebankva.com, or by phoning an Alliance office.
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